EXHIBIT 10.33
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) by and between THE MERIDIAN RESOURCE & EXPLORATION, LLC., a Delaware limited liability company (the “Company”), and STEPHEN G. IVES (the “Executive”) is made and entered into as of the Effective Date set forth in Section 1.3 below:
RECITALS
A. The Company desires to employ Executive in the capacity set forth on EXHIBIT “A”, pursuant to the provisions of this Agreement;
B. The Executive desires employment as an employee of the Company pursuant to the provisions of this Agreement; and
ARTICLE I.
TERMS OF EMPLOYMENT
The terms of employment are as follows:
1.1 EMPLOYMENT. The Company hereby employs the Executive for and during the term hereof in the position set forth on EXHIBIT “A”. The Executive hereby accepts employment under the terms and conditions set forth in this Agreement.
1.2 DUTIES OF EXECUTIVE. The Executive shall perform in the capacity described in Section 1.1 hereof and shall have such duties, responsibilities, and authorities as may be designated for such office. The Executive agrees to devote the Executive’s best efforts, abilities, knowledge, experience and full business time to the faithful performance of the duties, responsibilities, and authorities which may be assigned to the Executive. Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive’s performance of Executive’s duties hereunder, or is contrary to the interests of the Company. Executive shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time, which will be customary within Company’s industry. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would injure Company’s business, its interests, or its reputation. The foregoing shall not be construed to prevent the Executive from making passive investments in other businesses or enterprises, provided such investments do not require services on the part of the Executive.
1.3 TERM. This Agreement shall become effective as of the 17th day of December 2008, (the “Effective Date”) and shall continue in force and effect for one (1) year unless sooner terminated as provided in Section 2.1 hereof. Unless this Agreement is terminated before the end of its initial term, the term hereof shall be automatically extended for successive one (1) year terms, unless terminated prior to the expiration of any one (1) year term. Except as set out herein, this Agreement may only be renewed or extended by written agreement executed by the Company and the Executive pursuant to mutually acceptable terms and conditions.
1.4 COMPENSATION. The Company shall pay the Executive, as “Compensation” for services rendered by the Executive under this Agreement the following Salary plus Bonus.
(a) SALARY: A base salary per month as set forth on EXHIBIT “A”, prorated for any partial period of employment (“Salary”). Such Salary shall be paid in installments in accordance with the Company’s regular payroll practices. Each calendar year the Company will determine the cost of living increase to be added to the Salary.
(b) BONUS: A bonus as set forth in EXHIBIT “A” (“Bonus”).

(c) MANAGEMENT WELL BONUS PARTICIPATION: The Company and the Executive acknowledge the existence of a separate agreement between themselves, titled “The Meridian Resource Management Well Bonus Plan,” dated November 5, 1997 (“the Management Well Bonus Plan”); which Management Well Bonus Plan is not affected by or superseded by the terms and conditions of this Agreement; the Company and the Executive agree that all interpretation and enforcement of the terms of the Management Well Bonus Plan shall be separate and stand alone. Notwithstanding anything to the contrary contained in this Agreement or any other agreement, the Company and the Executive acknowledge that the Executive’s participation under the Management Well Bonus Plan is currently as set forth in EXHIBIT “A”.
1.5 EMPLOYMENT BENEFITS. In addition to the Salary payable to the Executive hereunder, the Executive shall be entitled to the following benefits:
(a) EMPLOYMENT BENEFITS. As an employee of the Company, the Executive shall participate in and receive coverage under all general employee benefit plans and programs, as may be in effect from time to time, upon satisfaction by the Executive of the eligibility requirements thereof. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than are provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.
(b) WORKING FACILITIES. During the term of this Agreement, the Company shall provide, at its expense, office space, furniture, equipment, supplies and personnel as shall be adequate for the Executive’s use in performing Executive’s duties and responsibilities under this Agreement.
(c) CLUB. Company shall reimburse Executive for all general club dues and business related expenses incurred at the clubs set forth in EXHIBIT “A”.
(d) PROFESSIONAL DUES. The Company shall pay for all professional dues, seminars, continuing education and related activities in the furtherance of the Executive’s duties defined herein.
(e) VACATION. Executive shall be entitled to the vacation as set out in EXHIBIT “A”.
(f) GENERAL. The other benefits set out in EXHIBIT “A”.
(g) LIMITATIONS. Company shall not by reason of this Article 1.5 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to similarly situated covered employees.
ARTICLE II
TERMINATION
2.1 TERMINATION. Notwithstanding anything herein to the contrary, this Agreement and the Executive’s employment hereunder may be terminated without any breach of this Agreement at any time during the term hereof by reason of and in accordance with the following provisions:
(a) DEATH. If the Executive dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate as of the date of the Executive’s death, and the Company shall have no further liability hereunder to the Executive or Executive’s estate, except to the extent set forth in Section 2.2(a) hereof.
(b) DISABILITY. If, during the term of this Agreement, the Executive shall be prevented from performing the Executive’s duties hereunder, for a period of not less than sixty (60) consecutive days or an aggregate of ninety (90) days during any period of twelve (12) consecutive calendar months, by reason of becoming disabled as hereinafter defined, the Company may terminate this

Agreement immediately upon written notice to the Executive without any further liability hereunder to the Executive, except as set forth in Section 2.2(b) hereof. For purposes of this Agreement, the Executive shall be deemed “Disabled” when the Board of Directors of the Company, upon the written report of a qualified physician designated by the Board of Directors of the Company, shall have determined that the Executive has become mentally, physically and/or emotionally incapable of performing Executive’s duties and services under this Agreement.
(c) TERMINATION BY THE COMPANY FOR CAUSE. Prior to the expiration of the term of this Agreement, the Company may discharge the Executive for cause and terminate this Agreement immediately upon written notice to the Executive without any further liability hereunder to the Executive, except to the extent set forth in Section 2.1(c) hereof. For purposes of this Agreement, a “discharge for cause” shall mean termination of the Executive upon written notice to the Executive limited, however, to one or more of the following reasons:
(1) Conviction of the Executive by a court of competent jurisdiction of a felony or a crime involving moral turpitude;
(2) The Executive’s failure or refusal to comply with the Company’s policies, standards, and regulations of the Company, which from time to time may be established;
(3) The Executive’s engaging in conduct amounting to fraud, dishonesty, gross negligence, willful misconduct or conduct that is unprofessional, unethical, or detrimental to the reputation, character or standing of the Company; or
(4) The Executive’s failure to faithfully and diligently perform the duties required hereunder or to comply with the provisions of this Agreement.
Prior to terminating this Agreement pursuant to clause (2) or (4) of this Section 2.1, the Company shall furnish the Executive written notice of the Executive’s alleged failure to abide by or alleged breach of this Agreement. Any such notice shall set forth in detail the facts and circumstances alleged to provide a basis for such termination. The Executive shall have thirty (30) days receipt of such notice to cure such failure to abide or breach and the Company’s Board of Directors, in its sole discretion, shall determine if the failure to abide or breach is cured.
(d) TERMINATION BY THE COMPANY WITH NOTICE. The Company may terminate this Agreement at any time, for any reason, other than as set forth in Subparagraphs (a), (b) or (c) of this Section 2.1, with or without cause, in the Company’s sole discretion, immediately upon written notice to the Executive without any further liability hereunder to the Executive, except to the extent set forth in Section 2.2(d) hereof.
(e) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate this Agreement at any time for Good Reason (as hereinafter defined) in which event the Company shall have no further liability hereunder to the Executive, except to the extent set forth in Section 2.2(e) hereof. For purposes of this Agreement, the term “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following circumstances:
(1) The Company’s failure to pay the Executive the Compensation pursuant to the terms of this Agreement that has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company; or
(2) Any failure by the Company to comply with any material provision of this Agreement that has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company. Any such notice shall set forth in detail the facts and circumstances of the alleged failure. The Executive shall use Executive’s best efforts to make a good faith determination if the failure has been cured and shall so notify the Company within five (5) days after the expiration of said thirty (30) day period; or

(3) A failure to elect or reelect or to appoint or reappoint the Executive to the office of Senior Vice President and Chief Accounting Officer of the Company or other material change by the Company of the Executive’s functions, duties or responsibilities which change would reduce the ranking or level, dignity, responsibility, importance or scope of the Executive’s position with the Company from the position and attributes thereof described in Section 1.1 above;
(4) The assignment or reassignment by the Company of the Executive to a location not within thirty (30) miles of the Company’s current location;
(5) The failure for any reason of the Executive to continue to directly report to the Chief Executive Officer and/or President of the Company as his supervisor, without any intermediate supervisor;
(6) The failure of the Company to continue to provide the Executive with office space, related facilities and secretarial assistance that are commensurate with the Executive’s responsibilities to and position with the Company;
(7) The notification by the Company of the Company’s intention not to observe or perform one or more of the obligations of the Company under this Agreement;
(8) The failure by the Company to fulfill its obligations to the Executive as required by the Company’s Indemnification Agreement, attached as Exhibit “B”;
(9) The occurrence of any other material breach of this Agreement by the Company or any of its subsidiaries.; or
(10) The refusal to assume this Agreement by any successor or assign of the Company as provided in Section 4.4.
(f) TERMINATION BY THE EXECUTIVE WITH NOTICE. The Executive may terminate this Agreement fifteen (15) days in advance for any reason, in the Executive’s sole discretion other than Good Reason, by giving the Company fifteen (15) days prior written notice, in which event the Company shall have no further liability hereunder to the Executive, except to the extent set forth in Section 2.2(f) hereof.
2.2 COMPENSATION UPON TERMINATION
(a) DEATH. In the event the Executive’s employment hereunder is terminated pursuant to the provisions of Section 2.1(a) hereof due to the death of the Executive, the Company shall have no further obligation to the Executive or Executive’s estate, except to pay to the Executive’s spouse, or if none, the estate of the Executive, the Accrued Obligation. For purposes of this Agreement, “Accrued Obligation” means the sum of (i) the Executive’s Salary through the date of termination of this Agreement for periods through but not following the Executive’s Separation From Service (as defined in Section 2.2(b)), (2) any accrued vacation pay earned by the Executive and (3) any sick leave benefits earned by the Executive, in each case, to the extent not theretofore paid. Any amount due the Executive under this Section 2.2(a) shall be paid in a lump sum in cash within thirty (30) days after the death of the Executive.
(b) DISABILITY. In the event the Executive’s employment hereunder is terminated pursuant to the provisions of Section 2.1(b) hereof due to Disability of the Executive, the Company shall be relieved of all of its obligations under this Agreement, except to pay the Executive (i) the Accrued Obligation and (ii) the Executive’s Salary through the date of termination of the Executive’s employment for periods following the Executive’s Separation From Service, to the extent not theretofore paid. The provisions of the preceding sentence shall not affect the Executive’s rights to receive payments under the Company’s disability insurance plan, if any. The Company shall pay the Executive the Accrued Obligation in a lump sum in cash within thirty (30) days after the termination of the Executive’s employment hereunder. The Company shall pay the Executive the amount specified in clause (ii) of the first sentence of this Section 2.2(b) within thirty (30) days following the Executive’s Separation From Service if the Executive is not a Specified Employee or on the date that in six (6) months following the date of the Executive’s Separation From Service if the Executive is a Specified Employee. For purposes of this Agreement, the terms “Separation From Service” and “Specified Employee” shall have the meanings ascribed to such terms in Section 409A.
(c) TERMINATION BY THE COMPANY FOR CAUSE. In the event the Executive’s employment hereunder is terminated by the Company for Cause pursuant to the provisions of Section 2.1(c) hereof, the Company shall have no further obligation to the Executive under this Agreement except to pay the Executive (i) the Accrued Obligation and (ii) the Executive’s Salary through the date of termination of the Executive’s employment for periods following the Executive’s Separation From Service, to the extent not theretofore paid. The Company shall pay the Executive the Accrued Obligation in a lump sum in cash within sixty (60) days after the termination of the Executive’s employment hereunder. The Company shall pay the Executive the amount specified in clause (ii) of the first sentence of this Section 2.2(c) within thirty (30) days following the Executive’s Separation From Service if the Executive is not a Specified Employee or on the date that is six (6) months following the date of the Executive’s Separation From Service if the Executive is a Specified Employee.
(d) TERMINATION BY THE COMPANY WITH NOTICE. In the event the Executive’s employment hereunder is terminated by the Company pursuant to the provisions of Section 2.1(d) hereof, the Executive shall be entitled to receive (i) the Accrued Obligation; (ii) the Executive’s Salary through the date of termination of the Executive’s employment for periods following the Executive’s Separation From Service, to the extent not theretofore paid; and (iii) an amount equal to the Executive’s full monthly Salary payable for eighteen (18) months. The Company shall pay the Executive the Accrued Obligation in a lump sum in cash within thirty (30) days after the termination of the Executive’s employment hereunder. The Company shall pay the Executive the amounts specified in clauses (ii), and (iii) of the first sentence of this Section 2.2(b) within thirty (30) days following the Executive’s Separation From Service if the Executive is not a Specified Employee or on the date that is six (6) months following the date of the Executive’s Separation From Service if the Executive is a Specified Employee.
(e) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. In the event this Agreement is terminated by the Executive pursuant to the provisions of Section 2.1(e) hereof, the Executive shall be entitled to receive the benefits and payments as specified for termination by the Company with notice, as described in paragraph 2.2(d) above. Any amounts due the Executive under this paragraph 2.2(e) shall be paid in the forms and at the times specified in Section 2.2(d).
(f) TERMINATION BY THE EXECUTIVE WITH NOTICE. In the event the Executive’s employment hereunder is terminated by the Executive pursuant to the provisions of Section 2.1(f) hereof, all future compensation to which Executive is entitled hereunder and all future benefits for which Executive is eligible hereunder shall cease and terminate as of the date of termination. Executive shall be entitled to the Accrued Obligation. Any amount due the Executive hereunder shall be paid in a lump sum in cash within thirty (30) days after the termination of Executive’s Employment hereunder.
(g) TERMINATION OF OBLIGATIONS OF THE COMPANY UPON PAYMENT OF COMPENSATION. Upon full payment of the amounts, if any, due the Executive pursuant to the preceding provisions of this Section 2.2, the Company shall have no further obligation to the Executive under this Agreement. In no event shall the termination of obligations under this Section 2.2 relieve the Company of its obligations to the Executive under the Management Well Bonus Plan.

ARTICLE III
PROTECTION OF INFORMATION AND NON-COMPETITION
PROTECTIVE COVENANTS. The Executive recognizes that his employment by the Company is one of the highest trust and confidence because (i) the Executive will become fully familiar with all aspects of the Company’s business during the term of this Agreement, (ii) certain information of which the Executive will gain knowledge during his employment is proprietary and confidential information which is special and peculiar value to the Company, and (iii) if any such proprietary and confidential information were imparted to or became known by any person, including the Executive, engaging in a business in competition with that of the Company, hardship, loss or irreparable injury and damage could result to the Company, the measurement of which would be difficult if not impossible to ascertain. The Executive acknowledges that the Company has developed unique skills, concepts, designs, marketing programs, marketing strategy, business practices, methods of operation, trademarks, licenses, hiring and training methods, financial and other confidential and proprietary information concerning its operations and expansion plans (“Trade Secrets”). Trade Secrets shall not include the geologic or geophysical information, rather such information shall be subject to the terms and provisions of Subparagraph (c) below. Therefore, the Executive agrees that it is necessary for the Company to protect its business from such damage, and the Executive further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both the Executive and the Company, to protect the Company against such damage and shall apply to and be binding upon the Executive as provided herein:
(a) TRADE SECRETS. The Executive recognizes that his position with the Company is one of the highest trust and confidence by reason by of the Executive’s access to and contact with certain Trade Secrets of the Company. The Executive agrees and covenants to use his best efforts and exercise utmost diligence to protect and safeguard the Trade Secrets of the Company. The Executive further agrees and covenants that, except as may be required by the Company in connection with this Agreement, or with the prior written consent of the Company, the Executive shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for the Executive’s own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, any Trade Secret (whether or not acquired, learned, obtained, or developed by the Executive alone or in conjunction with others) of the Company or of others with whom the Company has a business relationship. All memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by the Executive during the term of this Agreement, arising out of, in connection with, or related to any activity or business of the Company, including, but not limited to, Trade Secrets, are, and shall continue to be, the sole and exclusive property of the Company, and shall, together with all copies thereof and all advertising literature, be returned and delivered to the Company by the Executive immediately, without demand, upon the termination of this Agreement, or at any time upon the Company’s demand.
(b) RESTRICTION ON SOLICITING EMPLOYEES OF THE COMPANY. The Executive covenants that during the term of this Agreement and for the period set forth on EXHIBIT “A” (“Non-Solicitation Period”) following the termination of this Agreement, he will not, either directly or indirectly, call on, solicit, or take away, or attempt to call on, solicit, induce or take away any employee of the Company, either for himself or for any other person, firm, corporation or other entity. Further, Executive shall not induce any employee of the Company to terminate his or her employment with the Company.
(c) COVENANT NOT TO COMPETE. The Executive hereby covenants and agrees that during the term of this Agreement and for the earlier of one (1) year after the date of his termination or until the Company no longer has a well operating in such designated prospects (“the Non-Compete Period”), he will not without the prior written consent of the Company, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder (other than through ownership of publicly-traded capital stock of a corporation which represents less than five percent (5%) of the outstanding capital stock of such corporation), corporate officer, director, investor, financier or in any other individual or representative capacity, engage or participate in any business competitive with the business conducted by the Company within the prospect areas on which Executive has worked up to the date of the termination of this Agreement (“Designated Prospect(s)”). The Company shall provide to the Executive a list and an outline of each such

Designated Prospect within fifteen (15) business days after the date of termination. Further, Executive agrees and covenants not to use for his benefit or for the benefit of another or disclose, disseminate or distribute to another, any geologic or geophysical information regarding the Designated Prospects during the Non-Compete Period. Failure of the Company to provide Executive the list of Designated Prospects within fifteen days of termination shall be deemed a waiver by the Company of this provision “c” against Executive.
(d) SURVIVAL OF COVENANTS. Each covenant of the Executive set forth in this Article III shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of said covenant.
(e) REMEDIES. In the event of breach or threatened breach by the Executive of any provision of this Article III, the Company shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of said breach, violation or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.
(f) LIMITATIONS. The obligations of confidentiality regarding Trade Secrets and geologic or geophysical information regarding the Designated Prospects set forth in this Section 3.1 shall not apply if (i) it can be demonstrated by the Executive to have been within his legitimate possession prior to the time of disclosure by the disclosing party, (ii) it was in the public domain prior to disclosure, or (iii) if such disclosure comes into the public domain through no fault of the Executive.
The Executive hereby acknowledges that the Executive’s agreement to be bound by the protective covenants set forth in this Article III was a material inducement for the Company entering into this Agreement and agreeing to pay the Executive the compensation and benefits set forth herein. Further, Executive understands the foregoing restrictions may limit his or her ability to engage in certain businesses during the period of time provided for, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.
ARTICLE IV
GENERAL PROVISIONS
4.1 NOTICES. all notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, addressed to the respective parties as follows:
IF TO THE EXECUTIVE: As set forth in EXHIBIT “A”.
IF TO THE COMPANY: The Meridian Resource & Exploration, LLC. 1401 Enclave Parkway, Suite 300 Houston, Texas 77077 ATTN: Chief Executive Officer.
Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.
4.2 SEVERABILITY. If any provision contained in this Agreement is determined by a court of competent jurisdiction or an arbitrator pursuant to Section 5 below to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein. If the restrictions contained in Article III are found by a court to be unreasonable or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for said restrictions to be modified by said court so as to be reasonable and enforceable and, as so modified, to be fully enforced.
4.3 WAIVER, MODIFICATION AND INTEGRATION. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This instrument contains the entire agreement of the parties concerning employment and supersedes all prior and contemporaneous representations, understandings and agreements (including but not limited to any initial employment or independent contractor agreement) either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and all such prior or contemporaneous representations, understandings and agreements, both oral and written, are hereby terminated, unless otherwise specifically designated on EXHIBIT “A”. This Agreement may not be modified, altered or amended except by written agreement of all the parties hereto.
4.4 BINDING EFFECT. This Agreement shall be binding and effective upon the parties and their respective heirs, executors and successors and shall supercede any other agreement, contract of employment or understanding previously entered into by and between the Company and Executive, if any exists. If the Company shall at any time be merged or consolidated into or with any other entity, the provisions of this Agreement shall survive any such transaction and shall be binding on and inure to the benefit and responsibility of the entity resulting from such merger or consolidation (and this provision shall apply in the event of any subsequent merger or consolidation), and the Company, upon the occasion of the above-described transaction, shall include in the appropriate agreements the obligation that the payments herein agreed to be paid to or for the benefit of Executive, his beneficiaries or estate, shall be paid.
4.5 GOVERNING LAW. The parties intend that the laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.
4.6 REPRESENTATION OF EXECUTIVE. The Executive hereby represents and warrants to the Company that the Executive has not previously assumed any obligations inconsistent with those contained in this Agreement, unless specifically set out in EXHIBIT “A”. The Executive further represents and warrants to the Company that the Executive has entered into this Agreement pursuant to Executive’s own initiative and that this Agreement is not in contravention of any existing commitments. The Executive acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of the Executive.
4.7 COUNTERPART EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
4.8 COMPANY. For the purposes of this Agreement, Company shall include any parent, subsidiary division of the Company, or any entity, which directly or indirectly, controls, is controlled by, or is under common control with the Company.
4.9 EXECUTIVE. Executive represents to the Company and agrees that he: (i) was specifically advised to and fully understands his rights to discuss all aspects of this Agreement with an attorney, (ii) has, to the extent he desires, availed himself of these rights, and (iii) has carefully read and fully understands the provisions of this Agreement.

ARTICLE V
CONFIDENTIALITY
5.1 CONFIDENTIALITY. This Agreement is confidential, and the substance may be disclosed only as mutually agreed by the parties or as may be required by law.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written effective as of the Effective Date.

THE COMPANY: THE MERIDIAN RESOURCE & EXPLORATION, LLC.
BY:	/s/ JOSEPH A. REEVES, JR.
Joseph A. Reeves, Jr., CEO

EXECUTIVE:
/s/ STEPHEN G. IVES

Printed Name:
STEPHEN G. IVES

EXHIBIT “A” TO EMPLOYMENT AGREEMENT

Executive Name:	Stephen G. Ives

Position:	Vice President, Finance

Monthly Base Salary:	$14,493.36

Bonus:	An annual bonus at the discretion of the Company’s Board of Directors.

Participation:	The Executive’s participation interest shall be 0.25% pursuant to the Company’s Management Well Bonus Plan.

Vacation:	Executive shall be deemed to have 5 years service with the Company as of the date hereof for the purpose of calculating the vacation to which Executive is entitled to pursuant Company policy. The vacation shall be earned each year based upon each full month of employment during that year. Vacation days will be coordinated in advance, subject to the reasonable discretion of the Chief Executive Officer.

Clubs:	Westlake Club

Non-Solicitation Period:	Six (6) months

Home Address:

Section 4.3 Agreement(s):	1.	The Meridian Resource Management Well Bonus Plan, dated November 5, 1997.
	2.	Net profits interests in prospects granted in writing pursuant to that certain agreement dated December 30, 1993 and that certain agreement dated June 27, 1995.

Section 4.6 Restrictions:	None